UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ________)(1)

Tri-S Security Corp
—————————————————————————————————————————
(Name of Issuer)

Common Stock
—————————————————————————————————————————
(Title of Class of Securities)

895578102
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(CUSIP Number)

November 8, 2008
—————————————————————————————————————————
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☒  Rule 13d-1(c)

☐  Rule 13d-1(d)

(1)       The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (8-07)

CUSIP No. 895578102

1. Names of Reporting Persons. Arnold Schumsky
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power 240,000
6. Shared Voting Power 0
7. Sole Dispositive Power 240,000
8. Shared Dispositive Power 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person 240,000
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11. Percent of Class Represented by Amount in Row (9) 5.7
12. Type of Reporting Person (See Instructions) IN

______________________________________________________________________________________
Item 1(a).  Name of Issuer:

Tri-S Security Corp.
______________________________________________________________________________________
Item 1(b).  Address of Issuer’s Principal Executive Offices:

11675 Great Oaks Way, Suite 120
Alpharetta, Ga 30022
______________________________________________________________________________________
Item 2(a).  Name of Person Filing:

Arnold Schumsky
______________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

145 East 27th Street, NY, NY 10016
______________________________________________________________________________________
Item 2(c).  Citizenship:

American
______________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

Common Stock
______________________________________________________________________________________
Item 2(e).  CUSIP Number:

895578102
______________________________________________________________________________________
Item 3.  If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

             (a)  ☐  Broker or dealer registered under §15 of the Act (15 U.S.C. 78o).

             (b)  ☐  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

             (c)  ☐  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

             (d)  ☐  Investment company registered under section 8 of the Investment Company Act of 1940
                           (15 U.S.C 80a-8).

             (e)  ☐  An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

             (f)  ☐  An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

             (g)  ☐  A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

             (h)  ☐  A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act
                           (12 U.S.C. 1813);

             (i)  ☐  A church plan that is excluded from the definition of an investment company under section
                          3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

             (j)  ☐  Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No.       895578102
______________________________________________________________________________________
Item 4.  Ownership.

     Provide  the  following  information  regarding  the  aggregate  number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 240,000

     (b)  Percent of class: 5.7

     (c)  Number of shares as to which such person has:

            (i)    Sole power to vote or to direct the vote 240,000

            (ii)   Shared power to vote or to direct the vote    0

            (iii)  Sole power to dispose or to direct the disposition of 240,000

            (iv)  Shared power to dispose or to direct the disposition of    0
______________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following ☐.
______________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable
______________________________________________________________________________________
Item 7.  Identification and Classification of the Subsidiary Which Acquired the  Security Being Reported on by
             the Parent Holding Company or Control Person.

Not Applicable
______________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

Not Applicable
______________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

Not Applicable
______________________________________________________________________________________
Item 10.  Certifications.

(a) The following certification shall be included if the statement is filed pursuant to §240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b) The following certification shall be included if the statement is filed pursuant to §240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              6/01/09
(Date)

                /s/ Arnold Schumsky
(Signature)

                      Arnold Schumsky
(Name/Title)

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).